Exhibit 99.1

STAR 2021 Annual Meeting Questions and Answers
August 12, 2021

We have received a number of questions about the proposed merger and liquidity, so let’s address that first.
•On July 26, 2021, we announced entry into a definitive merger agreement with Independence Realty Trust, Inc., a public REIT with stock traded on the New York Stock Exchange under the ticker symbol IRT.
•The proposed merger is a “stock-for-stock” transaction, pursuant to which STAR stockholders will receive 0.905 shares of IRT stock for each STAR share. The transaction is expected to be a non-taxable event for STAR stockholders.
•The exchange ratio is fixed, and no changes will be made to the exchange ratio if the market price of IRT stock changes.
•The merger transaction will not occur without the required vote of stockholders of both REITs on the transaction. All parties are working towards obtaining the required votes by the fourth quarter and to have the merger completed by year-end.
•Upon completion of the merger, STAR stockholders who wish to liquidate all or a portion of their shares will be able to do so by immediately selling their IRT shares on the New York Stock Exchange.
•We are excited about this transaction and the new chapter for our stockholders.
Why are the REITs merging?
•The REITs’ portfolios are highly complementary, and we believe this strategic merger will allow each company’s stockholders to participate in the upside of a larger, stronger combined company.
•We believe the combination of IRT and STAR will create a stronger and more competitive operating platform through the integration of best practices from both companies. The enhancements and synergies are expected to generate approximately $20 million of annual corporate expense savings and $8 million in annual operating synergies.
•If the mergers were to occur today, the combined company’s portfolio would consist of 131 properties in 16 states with a high average effective rent, stable portfolio occupancy rate and significant opportunities for organic growth.
•Importantly, through this transaction, the portfolio will have improved concentration in the high growth Sunbelt region, which is benefiting from strong population migration and employment growth trends.
•The combined company will have robust embedded value-add growth opportunities through IRT’s proven value-add program that has generated an historical weighted average return on investment in excess of 17%. The continued execution of this expanded redevelopment opportunity is expected to enable IRT to deliver greater net operating income and earnings growth over time.
Where can I find out more about the merger?
•A joint investor presentation was filed with the merger announcement and can be found as an exhibit in the 8-K that was filed with the SEC on July 26.
•Additional details of the merger proposal will be contained in the joint proxy statement/prospectus, which is expected to be filed in the coming weeks.

Where can I find out more about IRT?
•IRT maintains a website at IRTLiving.com
Can I redeem my shares ahead of the merger?
•No. In connection with the pending merger, STAR’s Board determined to suspend STAR’s share repurchase plan effective after the second quarter redemption date on July 31, 2021.
How will the merger affect distributions stockholders receive?
•There is no proposed change to the monthly distributions that stockholders receive during the merger process, which are currently $0.525 per share annually; however, future distribution amounts and frequency are not guaranteed.
•IRT currently pays quarterly dividends of $0.48 per share annually. If IRT’s distribution rate remains the same, each STAR share will receive $0.43 annually in distributions based on the Exchange Ratio.
•In connection with the pending merger, STAR’s board of directors suspended STAR’s distribution reinvestment plan, effective after the distribution payment date on or about August 1, 2021.
•All distributions on or after the August 1, 2021 distribution payment date are paid in cash.
How much money has the REIT received from all the recent COVID-related legislation that passed?
•We did not apply for any funds under the CARES ACT. However, we are working with residents in various jurisdictions to obtain rent relief funds that have been made available by the U.S. Treasury to local agencies. To date we have received approximately $2,000,000 in funds from these agencies which has been applied to rents.
Please explain the affect COVID-19 has had on the performance of the REIT?
•We are carefully monitoring the ongoing COVID-19 pandemic and its impact on our business.
•We continue to be pleased with the performance of the STAR portfolio, even amidst the backdrop of the ongoing pandemic.
◦Our most recent estimated value per share of our common stock increased by $.32 to $15.55
◦As of June 30, 2021, the Company’s real estate portfolio was 98.1% leased.
◦Increased average monthly rents from $1,173 at December 31, 2020 to $1,198 at June 30, 2021.
◦During the six months ended June 30, 2021, we collected 96% in rent due pursuant to our leases. We collected 95% in rent due pursuant to our leases through July 20, 2021.
•We understand the stress and uncertainty created by the pandemic and are proud to be able to provide a secure place to live for our residents.
•We continue to act with compassion and flexibility to work with our residents to tackle this unprecedented time together. Some of the efforts we have taken include:
◦offering renewals with no rent increases;
◦creating flexible payment plans for residents who are unable to pay all of their rent;
◦providing a debt forgiveness program so that qualifying residents are not liable for unpaid rent, penalties and early termination fees; and
◦proactively communicating with residents to direct them to available resources that can assist with food, health and financial assistance.

Why did you lower distributions last year and make it harder to redeem shares last year?
•During 2020, with the onset of COVID and the resulting economic downturn, we focused on ensuring we had sufficient liquidity to run our business. In doing so, we determined to reduce our distribution rate and limit our share redemption plan to death and qualifying disability only. These changes were made after careful consideration by our board of directors and were not made lightly. We believe we have a stronger company coming out of the pandemic in part as a result of these decisions.
How did you justify your executive officer and director compensation packages?
•We aim to provide competitive compensation arrangements based on market data, current compensation trends and internal equity considerations. Compensation decisions for our executive officers and directors are made by the compensation committee, all members of which are independent directors.
•Compensation plans are designed to provide a balanced approach that incorporates cash incentives subject to an assessment of our financial and operating results and equity awards that promote retention and alignment with our stockholders.
•We engaged the services of an independent executive compensation consulting firm to assist our Compensation Committee in reviewing and establishing our programs and policies. We believe our practices are in line with industry standards. We review our compensation policies regularly to ensure continued alignment of strategic and operational objectives.
•With respect to director fees paid in 2020, it should be noted that we formed special committees of independent directors to navigate the merger of our Company with Steadfast Income REIT and Steadfast Apartment REIT III in March 2020; the internalization transaction in August 2020; and the ongoing evaluation of strategic alternatives available to the Company throughout the year. Our independent directors received additional consideration in the form of retainers and meeting fees during this period. Given the extraordinary activity, the independent directors held a higher number of meetings than would occur in a typical year.

Forward-Looking Statements
The information herein contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which STAR and IRT operate and beliefs of and assumptions made by STAR and IRT management, involve uncertainties that could significantly affect the financial results of STAR or the combined company. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. Such forward-looking statements include, but are not limited to certain actions to be taken by STAR and IRT in connection with the closing of the merger and anticipated benefits of the merger. All statements that address financial and operating performance, events or developments that STAR expects or anticipates will occur or be achieved in the future are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although STAR and IRT believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, neither STAR and IRT can give any assurances that such expectations will be attained. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with: STAR’s and IRT’s ability to complete the merger on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary stockholder approvals and lender consents and satisfaction of other closing conditions to consummate the merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; risks related to diverting the attention of STAR and IRT management from ongoing business operations; failure to realize the expected benefits of the merger; significant transaction costs and/or unknown or inestimable liabilities; the risk of stockholder litigation in connection with the proposed merger, including resulting expense or delay; the risk that

STAR’s business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; risks related to future opportunities and plans for the combined company, including the uncertainty of expected future financial performance and results of the combined company following completion of the merger; effects relating to the announcement of the merger or any further announcements or the consummation of the merger on the market price of IRT common stock; the possibility that, if IRT does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial analysts or investors, the market price of IRT common stock could decline; the value of STAR could decline; general adverse economic and local real estate conditions; the inability of residents to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; local real estate conditions; adverse changes in financial markets that result in increases in interest rates and reduced availability and increased costs of capital; increases in operating costs and real estate taxes; changes in the dividend policy for IRT common stock or IRT’s ability to pay dividends; changes in the distribution policy for STAR or STAR's ability to pay distributions; impairment charges; unanticipated changes in IRT’s intention or ability to prepay certain debt prior to maturity; pandemics or other health crises, such as coronavirus disease 2019 (COVID-19); and other risks and uncertainties affecting STAR and IRT, including those described from time to time under the caption “Risk Factors” and elsewhere in STAR’s and IRT’s SEC filings and reports, including IRT’s Annual Report on Form 10-K for the year ended December 31, 2020, STAR’s Annual Report on Form 10-K for the year ended December 31, 2020, and future filings and reports by either company. Moreover, other risks and uncertainties of which STAR and IRT are not currently aware may also affect each of the companies’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements, even if they are subsequently made available by STAR and IRT on their respective websites or otherwise. Neither STAR nor IRT undertakes any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.
Additional Information about the Proposed Merger and Where to Find It
This communication relates to a proposed merger transaction pursuant to the terms of the Agreement and Plan of Merger dated as of July 26, 2021, among IRT, STAR and the other parties thereto. In connection with the proposed merger transaction, IRT will file with the SEC a registration statement on Form S-4 to register the shares of IRT common stock to be issued in connection with the proposed merger transaction. The registration statement will include a joint proxy statement/prospectus which will be sent to the stockholders of IRT and the stockholders of STAR. This communication is not a substitute for any proxy statement, registration statement, proxy statement/prospectus or other document IRT and/or STAR may file with the SEC in connection with the proposed merger transaction. INVESTORS AND SECURITY HOLDERS OF IRT AND STAR ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by IRT and/or STAR through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by IRT will be available free of charge on IRT’s internet website at http://www.irtliving.com or by contacting IRT’s Investor Relations Department by email at IRT@edelman.com or by phone at +1-917-365-7979. Copies of the documents filed with the SEC by STAR will be available free of charge on STAR’s internet website at http://www.steadfastliving.com or by contacting STAR’s Investor Relations Department by phone at +1-888-223-9951.
Certain Information Regarding Participants
IRT, STAR, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed Merger. Information about the directors and executive officers of IRT is set forth in its Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on February 18, 2021, and its proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on March 29, 2021. Information about the directors and executive officers of STAR is set forth in its Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 12, 2021, and in its proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on June 14, 2021. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.
No Offer or Solicitation
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.